Exhibit 99(a)

NEWS

For:		From:

Ladish Co., Inc.		Libby Communications
5481 South Packard Avenue		1414 East Harbour Towne Circle
Cudahy, WI 53110		Muskegon, MI 49441
Contact:	Wayne E. Larsen	Contact:	William J. Libby
	414-747-2935		231-755-4111
	414-747-2602 Fax		231-755-4144 Fax
Release date: 9 February 2011
Ladish Announces Fourth Quarter & Year-End Results

Fourth Quarter		Year-End

•	Sales were $104.5 million	•	Sales were $403.1 million

•	Pretax Income was $11.7 million	•	Pretax Income was $41.6 million

•	EPS $0.40	•	EPS $1.61
Cudahy, WI—Ladish Co., Inc. (www.ladishco.com) (Nasdaq: LDSH) today reported 2010 fourth quarter sales of $104.5 million in comparison to $83.2 million of sales in the fourth quarter of 2009. The Company had net earnings of $6.3 million, resulting in per share net income of $0.40 for the fourth quarter of 2010, compared to net income of $6.5 million, or $0.41 per share, in the same period of 2009, but the fourth quarter of 2009 had a tax benefit of $3.1 million.
“The 2010 fourth quarter results reflect continued solid performance from each of our operating units,” said Gary J. Vroman, Ladish’s President and CEO. “With improved productivity, further investment in tooling and equipment, and a focus on better serving our customers, we have positioned the Company for long-term growth.”
“This was a transitional year, with sales up 15% from 2009 levels. These higher sales levels, combined with operational improvements, helped us achieve significantly higher profits versus last year,” remarked Vroman.
“Fourth quarter pretax income came in at more than 3.5 times the 2009 level, reflecting the impact that better absorption of fixed costs has on our business. Orders of $456 million exceeded shipments, thereby raising our year-end 2010 backlog to $556 million, an increase of 10% over 2009,” Vroman said.
“Looking ahead to 2011, we are optimistic,” observed Vroman. “Our internal forecast is for continued growth in our largest served markets.”

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NEWS

	For the Three Months		For the Year
	Ended December 31		Ended December 31
(Dollars in thousands, except per share data)	2010	2009	2010	2009

Net sales	$104,497	$83,216	$403,132	$349,832
Cost of goods sold	85,464	74,512	337,476	322,745

Gross profit	19,033	8,704	65,656	27,087
SG&A expense	5,910	3,832	18,671	17,839

Operating income	13,123	4,872	46,985	9,248
Interest expense	(1,356)	(1,456)	(5,613)	(5,050)
Other income (expense)	(113)	(97)	241	(1,062)

Pretax income	11,654	3,319	41,613	3,136
Income tax provision (benefit)	5,376	(3,122)	16,209	(2,894)
Noncontrolling interest in subsidiary	7	(12)	29	(64)

Net income	$6,271	$6,453	$25,375	$6,094

Basic earnings per share	$0.40	$0.41	$1.61	$0.38
Basic weighted average shares outstanding	15,705,726	15,903,004	15,742,247	15,901,833
Diluted earnings per share	$0.40	$0.41	$1.61	$0.38
Diluted weighted average shares outstanding	15,705,726	15,903,682	15,743,201	15,902,246

	December 31	December 31
(Dollars in thousands)	2010	2009

Cash and cash equivalents	$23,335	$19,917
Accounts receivable, net	82,364	59,382
Inventory	100,693	92,697
Net PP&E	195,653	198,436
Other	83,523	99,082

Total assets	$485,568	$469,514

Accounts payable	$27,317	$23,613
Accrued liabilities	19,929	16,758
Senior notes	84,285	90,000
Pensions	67,843	79,343
Postretirement benefits	33,717	33,679
Equity	252,477	226,121

Total liabilities & equity	$485,568	$469,514
Ladish Co., Inc. is a leading producer of highly engineered, technically advanced metal components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, California, Connecticut, Oregon and Poland. Ladish common stock trades on Nasdaq under the symbol LDSH.

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NEWS
Cautionary Statement Regarding Forward-Looking Statements
Certain statements contained in this press release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risk and uncertainties, and actual results or events may differ materially from those projected or implied in those statements. Examples include statements regarding the parties’ ability to consummate the proposed transaction and timing thereof, the benefits and impact of the proposed transaction, including effects on cash flow or earnings, the combined company’s ability to achieve the synergies and value creation that are contemplated by the parties, ATI’s ability to promptly and effectively integrate Ladish’s business, and the diversion of management time on transaction-related issues. Additional examples of forward-looking statements include information concerning ATI’s, Ladish’s or the combined company’s outlook, anticipated revenues or results of operations, and the anticipated benefits expected to be realized in connection therewith, as well as any other statement that does not directly relate to any historical or current fact.
These forward-looking statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecast” or similar expressions. These statements are based on certain assumptions that ATI and Ladish have made in light of their experience in the industry as well as their perceptions of historical trends, current conditions, expected future developments and other factors that they believe are appropriate in these circumstances. ATI and Ladish believe these judgments are reasonable, but you should understand that no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial conditions of ATI, Ladish or the combined company, due to a variety of important factors, both positive and negative. Among other items, such factors could include the ability of the parties to obtain all necessary regulatory consents to the proposed transaction; the overall strength and stability of general economic conditions, both in the United States and in global markets, including the timing and strength of the current recovery; the effect of significant changes in the competitive environment, including as a result of industry consolidation, and the effect of competition in the parties’ respective markets; their ability to achieve cost savings and efficiencies and realize opportunities to increase productivity and profitability; their ability to accurately estimate future levels of business activity and adjust operations accordingly; impact of a major disruption in their communication or centralized information networks or payment systems; and changes in the existing, or the adoption of new, laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may materially affect their operations or the cost thereof.
ATI and Ladish caution you that you should not rely unduly on these forward-looking statements, which reflect their current beliefs and are based on information currently available. Neither ATI nor Ladish undertakes any obligation to update or revise any forward-looking statements as of any future date. Additional information concerning these statements and other factors can be found in ATI’s and Ladish’s filings with the SEC, including the respective Annual Reports on Form 10-K, the quarterly reports on Form 10-Q, current reports on Form 8-K and other documents ATI or Ladish have filed.

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